SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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CHELSEA THERAPEUTICS INTERNATIONAL, LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

3530 Toringdon Way, Suite 200
Charlotte, North Carolina 28277

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 11, 2013

To the Stockholders of Chelsea Therapeutics International, Ltd.:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Chelsea Therapeutics International, Ltd. will be held on Tuesday, June 11, 2013 at 9:00 a.m., local time, at our corporate headquarters located at 3530 Toringdon Way, Suite 200, Charlotte, NC 28277 for the following purposes:

1.	To elect four directors to serve until the next annual meeting of stockholders, or until their successors are duly elected and qualified;

2.	To approve an amendment to the Company’s Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock from 100,000,000 shares to 200,000,000 shares;

3.	To hold an advisory vote on executive compensation;

4.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on April 25, 2013 are entitled to notice of and to vote at the meeting.

Your vote is important. Whether or not you plan to attend the meeting, I hope that you will vote as soon as possible. You may vote your shares over the Internet as described in the attached proxy statement. You may also vote your shares by completing, signing, dating and returning your proxy card in the postage-prepaid envelope enclosed for that purpose or, if you are a beneficial holder, in another manner allowed by your broker, bank or other nominee holder of record. You may revoke your proxy in the manner described in the attached proxy statement at any time before it has been voted at the meeting. Any stockholder of record attending the meeting may vote in person even if he or she has returned a proxy.

By Order of the Board of Directors,
CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

Joseph G. Oliveto
Interim President and Chief Executive Officer

Charlotte, North Carolina

May      , 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 11, 2013: This Proxy Statement and our Annual Report on Form 10-K for the 2012 fiscal year are available at: www.chelsearx.com/proxy.

CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

Proxy Statement
for the
Annual Meeting of Stockholders
To Be Held June 11, 2013

TABLE OF CONTENTS

Information Concerning Solicitation and Voting	2
Questions and Answers About the 2013 Annual Meeting	3
Proposal One: Election of Directors	6
Corporate Governance Matters	8
Proposal Two: Amendment of Our Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock	13
Proposal Three: Advisory Vote on Executive Compensation	16
Proposal Four: Ratification of Appointment of Independent Registered Public Accounting Firm	18
Audit and Risk Management Committee Report	20
Security Ownership of Certain Beneficial Owners and Management	21
Executive Compensation and Other Matters	23
Summary Compensation Table	30
Grants of Plan-Based Awards for Fiscal Year 2012	32
Outstanding Equity Awards at Fiscal Year-End for Fiscal Year 2012	33
Option Exercises and Stock Vested for Fiscal Year 2012	33
Director Compensation for Fiscal Year 2012	36
Equity Compensation Plan Information	38
Certain Transactions with Related Persons	38
Section 16(a) Beneficial Ownership Reporting Compliance	38
Householding Matters	38
Deadline for Receipt of Stockholder Approvals	39
Other Matters	40

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CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

3530 Toringdon Way, Suite 200
Charlotte, North Carolina 28277

PROXY STATEMENT

2013 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 11, 2013

Information Concerning Solicitation and Voting

The enclosed proxy is solicited on behalf of the Board of Directors of Chelsea Therapeutics International, Ltd. for use at the annual meeting of stockholders to be held Tuesday, June 11, 2013 at 9:00 a.m., local time, at our corporate headquarters located at 3530 Toringdon Way, Suite 200, Charlotte, NC 28277, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on April 25, 2013 are entitled to notice of and to vote at the meeting.

These proxy solicitation materials and the Annual Report to Stockholders for the year ended December 31, 2012 were first mailed on or about May , 2013 to stockholders entitled to vote at the meeting. Each holder of common stock is entitled to one vote for each share held as of the record date with respect to all matters that may be considered at the meeting. Stockholders’ votes will be tabulated by persons appointed by our Board of Directors to act as inspectors of election for the meeting.

We will bear the expense of soliciting proxies in the enclosed form. In addition, we might reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries representing beneficial owners of our common stock, for their expenses in forwarding soliciting materials to those beneficial owners. Proxies may also be solicited by our directors, officers or employees, personally or by telephone, telegram, facsimile or other means of communication. We do not intend to pay additional compensation for doing so.

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Questions and Answers About the 2013 Annual Meeting

Q:          Who may vote at the meeting?

A:          Our Board of Directors set April 25, 2013, as the record date for the meeting. If you owned shares of our common stock at the close of business on April 25, 2013, you may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. As of April 25, 2013, there were shares of our common stock outstanding and entitled to vote at the meeting.

Q:          What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:          If your shares are registered directly in your name with our transfer agent, Corporate Stock Transfer, you are considered, with respect to those shares, a “stockholder of record.” If you are a stockholder of record, we have sent you these proxy materials directly.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. In that case, these proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

Q:          What is the quorum requirement for the meeting?

A:          A majority of our outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares will be counted as present at the meeting if you:

•	are present and entitled to vote in person at the meeting; or
•	have properly submitted a proxy card or voter instruction card, or voted by telephone or by the Internet.

If you abstain from voting on any or all proposals, your shares are still counted as present and entitled to vote. Each proposal listed in this proxy statement identifies the votes needed to approve or ratify the proposed action.

Q:          What proposals will be voted on at the meeting?

A:          The four proposals to be voted on at the meeting are:

1.	To elect four directors to serve until the next annual meeting of stockholders, or until their successors are duly elected and qualified;

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2.	To approve an amendment to our Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock from 100,000,000 shares to 200,000,000 shares;

3.	To hold an advisory vote on executive compensation; and

4.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

We will also consider any other business that properly comes before the meeting. As of the record date, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy card or voter instruction card will vote the shares they represent using their best judgment.

Q:          What are the choices in voting?

A:          For Proposal 1, you may either vote “For” all nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For Proposals 2, 3 and 4, you may vote “For” or “Against” or “Abstain” from voting.

Q:          Can I access these proxy materials on the Internet?

A:          Yes. These proxy materials are available in PDF and HTML format at www.chelsearx.com/proxy and will remain posted until the conclusion of the meeting.

Q:          How may I vote my shares in person at the meeting?

A:          If your shares are registered directly in your name with our transfer agent, Corporate Stock Transfer, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to vote in person at the meeting. You will need to present a form of personal photo identification in order to be admitted to the meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker, nominee, or trustee that holds your shares, giving you the right to vote the shares at the meeting.

Q:          How can I vote my shares without attending the meeting?

A:          Whether you hold shares directly as a registered stockholder of record or beneficially in street name, you may vote without attending the meeting.

If you are the stockholder of record, you may either: (1) submit your proxy over the Internet at vote.corporatestock.com by following the instructions included on your proxy card, or (2) submit your proxy by mail by signing and dating your proxy card and submitting it in the postage-prepaid envelope enclosed with this proxy statement.

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If you are the beneficial owner of the shares, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

Q:          How can I change my vote after submitting it?

A:          If you are a stockholder of record, you can revoke your proxy before your shares are voted at the meeting by:

•	Filing a written notice of revocation bearing a later date than the proxy with our Corporate Secretary at 3530 Toringdon Way, Suite 200, Charlotte, North Carolina 28277 at or before the taking of the vote at the meeting;

•	Duly executing a later-dated proxy relating to the same shares and delivering it to our Corporate Secretary at 3530 Toringdon Way, Suite 200, Charlotte, North Carolina 28277 at or before the taking of the vote at the meeting; or

•	Attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy).

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other stockholder of record. You may also vote in person at the meeting if you obtain a legal proxy as described in the answer to the question above, “How may I vote my shares in person at the meeting?”

Q:          Where can I find the voting results of the meeting?

A:          The preliminary voting results will be announced at the meeting. The final results will be published in a current report on Form 8-K within four business days after the meeting.

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Proposal One:
Election of Directors

Nominees

Four directors are to be elected at the meeting, to serve until the annual meeting of stockholders for fiscal year 2014, or until the election and qualification of their successors. Unless a proxy is marked to withhold authority to vote, the proxy holders will vote the proxies received by them for the four nominees named below, all of whom are currently directors and each of whom has consented to be named in this proxy statement and to serve if elected. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by our Board of Directors to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been elected and qualified.

The name of and certain information regarding each nominee as of April 15, 2013 is set forth below, which information is based on data furnished to us by the nominees. There are no family relationships among our directors, director nominees or executive officers. When referencing how long each director has served, we have included the time periods for which the nominees served on the Board of Directors of Ivory Capital Corporation and Chelsea Therapeutics, Inc., our predecessor companies. The business address for each nominee for matters regarding our company is 3530 Toringdon Way, Suite 200, Charlotte, NC 28277.

Name—Director Since	Age	Position(s) With Chelsea Therapeutics
Michael Weiser—April 2002	50	Chairman of the Board of Directors
Kevan Clemens—September 2004	68	Director
William D. Rueckert—July 2009	60	Director
Roger Stoll—February 2008	70	Director

Michael Weiser, M.D., Ph.D.—Dr. Weiser has served on our Board of Directors since our inception in April 2002, and also served as our interim President from April 2002 until October 2003. Dr. Weiser founded Actin Biomed, LLC, a New York-based healthcare group, in December 2006 and has served as its co-chairman since that time. Prior to that, Dr. Weiser was the Director of Research for Paramount BioScience, LLC from February 2005 until December 2006 and was the Director of Research of Paramount BioCapital Asset Management, Inc. from July 1998 until February 2005. Dr. Weiser currently serves as a director of Emisphere Technologies, Inc. and ZioPharm Oncology, Inc., both publicly traded pharmaceutical companies. He also serves as a director of several other privately held biotechnology companies. Dr. Weiser completed his Ph.D. in Molecular Neurobiology at Cornell University Medical College and received his M.D. from New York University School of Medicine, where he also completed a Postdoctoral Fellowship in the Department of Physiology and Neuroscience. Among other experience, qualifications, attributes and skills, Dr. Weiser’s significant experience in medical research and with publicly traded pharmaceutical companies led to the conclusion of our Nominating and Governance Committee and of our full Board that he should serve as a director of our company in light of our business and structure.

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Kevan Clemens, Ph.D.—Dr.  Clemens has served on our Board of Directors since September 2004. In 2004, Dr.  Clemens retired after 30 years of experience in the pharmaceutical industry. In his last position as Executive VP/Business Director at Hoffmann-La Roche, he ran the successful Global Oncology business that included strategic/business plans and the development/marketing of the products. Prior to that he was Global Head of Specialty Care, Global Head of Project Management and the Head of Clinical Operations for North and South America. Dr.  Clemens worked for 25 years at Labratorios Syntex SA and Hoffman-LaRoche in development, sales and marketing positions including as Head of Pharmacoeconomics & Pricing. Dr.  Clemens also served on the board of directors of Kosan Biosciences Incorporated from 2005 to 2008. Dr.  Clemens obtained his Ph.D. in Chemistry from the University College London. Among other experience, qualifications, attributes and skills, Dr.  Clemens’ significant experience in drug development let to the conclusion of our Nominating and Governance Committee and of our full Board that he should serve as a director of our company in light of our business and structure.

William D. Rueckert, B.A.—Mr. Rueckert joined our Board of Directors in July 2009. Mr. Rueckert is the Managing Member of Oyster Management Group LLC, an investment fund specializing in community banks and a director of Novogen Limited, a publicly listed Australian drug development company. Prior to his current positions, from 1991 to 2006 he was President and director of Rosow & Company, a private investment firm based in Connecticut. From 1988 until 1990, he held positions as Treasurer of Moore & Munger, Inc., a company with interests in the petroleum and resort development industries. Prior to that, he was President of United States Oil Company, a publicly traded oil exploration business. From 2009 to 2012, Mr. Rueckert served as a director of Novogen Limited, and from 2007 to 2009, he served as a director of MEI Pharma, Inc., formerly known as Marshall Edwards, Inc., a majority owned, NASDAQ-listed subsidiary of Novogen Limited. Mr. Rueckert was elected to the MEI Pharma, Inc. board of directors for a second time in 2011. From 2006 until 2008 Mr. Rueckert was a director of Nano Mask Inc., a public manufacturer and marketer of respiratory filtration devices. Mr. Rueckert served as a director of Glycotex, Inc. from 2006 to 2012 and is also a director of Fairfield County Bank, each privately held companies. Among his many civic associations, Mr. Rueckert is director and president of the Cleveland H. Dodge Foundation, a private philanthropic organization in New York City and Chairman of the Board of the Trustees of Teachers College, Columbia University. Mr. Rueckert has a B.A. from the University of New Hampshire. Among other experience, qualifications, attributes and skills, Mr. Rueckert’s significant experience in leading publicly traded companies led to the conclusion of our Nominating and Governance Committee and of our full Board that he should serve as a director of our company in light of our business and structure.

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Roger Stoll, Ph.D.—Dr. Stoll joined our Board of Directors in February 2008. In August of 2012, Dr. Stoll retired from Cortex Pharmaceuticals and resigned from his position as Executive Chairman of that company. Prior to that, from August 2008 through August 2012, he was the Executive Chairman of Cortex Pharmaceuticals, a company focused on CNS drug discovery and development. From August 2002 to August 2008, Dr. Stoll was the Chairman, President and CEO of Cortex Pharmaceuticals. Prior to that, he was the Executive Vice President of Fresenius Medical Care–North America, where he oversaw both the dialysis products and laboratory services groups. From 1991 to 1998, Dr. Stoll was Chief Executive of Ohmeda, Inc. and served on the board of directors of The BOC Group, Plc in the UK, the parent of Ohmeda. Prior to that, Dr. Stoll held positions of increasing responsibility within the pharmaceutical industry including President of the Consumer Health Care Group of Miles Laboratories, Executive Vice President and General Manager of the worldwide Diagnostics Business Group at Bayer AG, Director of Clinical Pharmacology and President of the American Critical Care Division of American Hospital Supply Corp (now Baxter International). He began his career at The Upjohn Company where he conducted human pharmacokinetic and drug metabolism clinical trials in all phases of drug development. Dr. Stoll currently serves on the Board of Directors of Delcath Systems, Inc., a publicly traded company. Dr. Stoll received his bachelor’s degree in pharmacy from Ferris State University, a Ph.D. in Biopharmaceutics from the University of Connecticut, and performed postdoctoral studies in pharmacokinetics and drug metabolism at the University of Michigan. Among other experience, qualifications, attributes and skills, Dr. Stoll’s significant experience in drug development and global business management led to the conclusion of our Nominating and Governance Committee and of our full Board that he should serve as a director of our company. Dr. Stoll also serves on the Advisory Board of the School of Pharmacy of the University of Connecticut.

Required Vote

The four nominees receiving the highest number of affirmative votes of the common stock present or represented and entitled to be voted for them shall be elected as directors. In accordance with Delaware law, votes withheld from any director will be counted for purposes of determining whether a quorum is present at the meeting, but will not affect the election of directors. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the election of directors.

If you are a beneficial owner of shares held in street name and you do not provide your broker with voting instructions, under recent amendments to the rules governing brokers, your broker may not vote your shares on the election of directors. Therefore, it is important that you vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” EACH OF THE FOUR NOMINEES NAMED ABOVE.

Corporate Governance Matters

Information About Our Board of Directors

Our Board of Directors is responsible for the general management of the company. Our certificate of incorporation and bylaws provide that the number of our directors shall be fixed from time to time by a resolution of the majority of our Board of Directors, provided that the number of authorized directors shall not be less than five or more than nine. The current number of authorized directors is seven. From January 1, 2012 through July 8, 2012, our Board was composed of seven directors. Effective July 9, 2012, Dr. Johnson Y.N. Lau, Dr. Norman Hardman and Dr. Simon Pedder resigned from the Board of Directors. Since July 9, 2012, our Board has been composed of four directors. The Board of Directors continues to evaluate candidates to join the Board to fill the current vacancies.

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We have historically separated the position of Chairman, currently independent director Dr. Weiser, and that of President and Chief Executive Officer, currently Mr. Oliveto, on an interim basis. While the Board believes the separation of these positions has served our company well, and intends to maintain this separation where appropriate and practicable, the Board does not believe that it is appropriate to prohibit one person from serving as both Chairman and Chief Executive Officer. We believe our leadership structure is appropriate given the size of our company in terms of number of employees, Dr. Weiser’s experience in medical research and as a member of the board of multiple pharmaceutical and biotechnology companies and Mr. Oliveto’s experience in drug development and understanding of our company and industry.

Independence of Directors

Our Board of Directors is currently composed of four directors, Drs. Clemens, Stoll and Weiser and Mr. Rueckert, each of whom our Board has determined to be independent within the meaning of the Nasdaq Marketplace Rules. The Board previously determined that each of Drs. Hardman and Lau, former directors who resigned from the Board effective July 9, 2012, were independent within the meaning of the Nasdaq Marketplace Rules. As part of such determination of independence, our Board has affirmatively determined that none of these six directors have or had, as applicable, any relationship with us that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors. Dr. Pedder, who served as our President and Chief Executive Officer and as a director prior to his resignation from each role on July 10, 2012, was the only member of management who served as a director during any portion of 2012.

Board Committees

Our Board of Directors has an Audit and Risk Management Committee, a Compensation Committee and a Nominating and Governance Committee, each of which consists entirely of independent directors in accordance with the Nasdaq Marketplace Rules. We also have a Strategic Advisory Committee. Our Board may also establish other committees from time to time to assist in the discharge of its responsibilities.

The Audit and Risk Management Committee’s purpose is to oversee our accounting and financial reporting principles and policies and internal controls and procedures, oversee our financial statements and the independent audit thereof, select, evaluate and, where deemed appropriate, replace the outside auditors and evaluate the independence of the outside auditors. The Audit and Risk Management Committee also is responsible for overseeing and evaluating risks posed to our company, including any risks related to financial assets and accounting. See “Risk Oversight” below. Prior to Dr. Lau’s resignation on July 9, 2012, the Audit Committee comprised Dr. Lau (Chairman), Mr. Rueckert and Dr. Stoll. Since July 9, 2012, the full Board has comprised the Audit and Risk Management Committee, with Mr. Rueckert serving as Chairman. Our Board has determined that Dr. Stoll qualifies, and Dr. Lau during his service as a director qualified, as an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K promulgated by the Securities and Exchange Commission, or SEC.

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The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for our executive officers and other employees, and administers our various incentive compensation and benefit plans. Prior to July 9, 2012, the Compensation Committee comprised Dr. Clemens (Chairman), Dr. Stoll and Dr. Weiser. Effective July 9, 2012, Mr. Rueckert was also appointed to the Compensation Committee.

The Nominating and Governance Committee is responsible for recommending director candidates to our Board of Directors, developing, periodically reviewing and overseeing procedures for stockholders to nominate director candidates, developing, periodically reviewing and recommending to our Board a set of corporate governance principles and administering our codes of business conduct and ethics. In addition, it is the policy of the Nominating and Governance Committee to meet regularly to discuss Chief Executive Officer succession plans. Prior to Drs. Johnson and Hardman’s resignation on July 9, 2012, the Nominating and Governance Committee comprised Johnson Y.N. Lau (Chairman), Norman Hardman and William D. Rueckert. Since July 9, 2012, the full Board has comprised the Nominating and Governance Committee, with Dr. Stoll serving as Chairman.

The purpose of the Strategic Advisory Committee is to provide long-range strategic guidance on our scientific, business and organizational direction with our management team. The Strategic Advisory Committee is specifically involved in developing and maintaining a five-year business plan and life cycle plans for our individual products. Prior to Dr. Hardman’s resignation effective July 9, 2012, the Strategic Advisory Committee was comprised of Kevan Clemens (Chairman), Norman Hardman and Michael Weiser. Since July 9, 2012, the full Board has comprised the Strategic Advisory Committee.

The charters for the Audit and Risk Management Committee, Compensation Committee, Nominating and Governance Committee and Strategic Advisory Committee, which have been adopted by our Board of Directors, contain detailed descriptions of the committees’ duties and responsibilities and are available in the Investors—Corporate Governance section of our website at www.chelsearx.com.

In addition to the meetings held by the above-referenced Board committees, the independent non-employee members of our Board of Directors regularly meet in executive session without our Chief Executive Officer or any executive officers present to evaluate the performance of management and other appropriate matters.

Information Regarding Board and Committee Meetings

During 2012, our Board of Directors held 34 meetings and also conducted business by written consent, the Audit and Risk Management Committee held four meetings, the Compensation Committee held one meeting, the Nominating and Governance Committee held two meetings, and the Strategic Advisory Committee held no meetings. No director attended fewer than 75% of the aggregate of all meetings of our Board and the committees on which he served during 2012. We do not have a formal written policy with respect to Board members’ attendance at our annual meetings of stockholders.

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Selection of Nominees for the Board of Directors

The Nominating and Governance Committee of our Board of Directors has the responsibility for establishing the criteria for recommending which directors should stand for re-election to our Board and the selection of new directors to serve on our Board. The Nominating and Governance Committee has not formulated any specific minimum qualifications for director candidates, but has determined certain desirable characteristics including strength of character, mature judgment, career specialization, relevant technical skills and independence. In addition, the Nominating and Governance Committee believes that a director’s profile should complement the other directors’ areas of expertise. While the Nominating and Governance Committee does not have a specific written policy with regard to the consideration of diversity in identifying director nominees, it does consider diversity of expertise and experience to be an additional desirable characteristic in potential nominees.

The Nominating and Governance Committee’s methods for identifying candidates for election to our Board include the solicitation of ideas for possible candidates from a number of sources, including from members of our Board, our executives, individuals personally known to the members of our Board and through other research. The Nominating and Governance Committee may also, from time to time, retain for a fee one or more third-party search firms to identify suitable candidates.

Our bylaws permit any stockholder of record to nominate directors. Stockholders wishing to nominate a director must deliver written notice of the nomination not more than 75 and not less than 45 days before the anniversary of the first mailing of proxy solicitation materials for the prior year’s meeting; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the first anniversary of the date of the prior year’s meeting, notice by the stockholder must be delivered not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. The notice shall be in writing by registered mail, return receipt requested, to our Corporate Secretary at our principal executive offices, setting forth the director or directors the stockholder intends to nominate for election at the stockholders’ meeting. Any such notice shall set forth the following: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) the name and address, as they appear on our books, of the nominating stockholder; (c) the class and number of our shares that are beneficially owned by such stockholder; (d) a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business; and (e) any material interest of the nominating stockholder with respect to the director nominee. In the absence of such notice meeting the above requirements, a stockholder shall not be entitled to nominate any director for election.

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Codes of Business Conduct and Ethics

Our Board of Directors has adopted a code of business conduct and ethics for our employees. Our Board has also adopted a separate code of ethics that applies to our Board and executive officers. We will provide copies of our codes of business conduct and ethics without charge upon request. To obtain a copy, please send your written request to Chelsea Therapeutics International, Ltd., 3530 Toringdon Way, Suite 200, Charlotte, NC 28277, Attn: Vice President, Administration. Our codes of business conduct and ethics are also available in the Investors—Corporate Governance section of our website at www.chelsearx.com.

Risk Oversight

Our Board is responsible for our company’s risk oversight and has delegated that role to the Audit and Risk Management Committee. In fulfilling that role, the Committee focuses on our general risk management strategy, the most significant risks facing our company, and ensures that appropriate risk mitigation strategies are implemented by management. The Audit and Risk Management Committee regularly reports to the full Board as appropriate on its efforts at risk oversight, and will report any matter that rises to the level of a material or enterprise level risk. The Compensation Committee oversees risks related to our compensation and benefit plans and policies to ensure sound pay practices that do not cause risks to arise that are reasonably likely to have a material adverse effect on our company.

Equity Ownership Requirement

We do not require our directors or our executive officers to own shares of our common stock. Instead, a significant amount of our director compensation is in the form of annual grants of stock options. In addition, our executive officers are eligible to receive annual long-term incentive compensation in the form of stock options, upon the meeting of individual and corporate goals. These executive officer options can comprise a significant amount of an executive officer’s total compensation over the course of his employment with us. We believe that these compensation practices provide sufficient incentive to our directors and executive officers to drive our company’s performance to increase our stock value over time, and that this aligns their interests with those of our stockholders.

Communications with the Board of Directors

Stockholders who wish to communicate with members of our Board of Directors, including the independent directors individually or as a group, may send correspondence to them in care of our Corporate Secretary or Assistant Secretary at our principal executive offices. Such communication will be forwarded to the intended recipient(s). We currently do not intend to have our Corporate Secretary or Assistant Secretary screen this correspondence, but we may change this policy if directed by our Board of Directors due to the nature or volume of the correspondence.

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Proposal Two:
Amendment of Our Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock

Our Board of Directors has unanimously determined that it is advisable to amend Article IV, Section 1 of our Certificate of Incorporation to increase the number of authorized shares of our capital stock from 105,000,000 shares to 205,000,000 shares and to increase the number of authorized shares of common stock from 100,000,000 shares to 200,000,000 shares.

Currently, our Certificate of Incorporation authorizes an aggregate of 105,000,000 shares of capital stock. These shares consist of 100,000,000 shares of authorized common stock and 5,000,000 shares of authorized preferred stock. The preferred stock may be issued in such classes and series with such rights and privileges as our Board of Directors may determine. No shares of preferred stock are issued and outstanding. As of April 12, 2013, we had 67,085,154 shares of common stock issued and outstanding and 9,483,585 shares reserved for future issuance under warrants and our 2004 Stock Plan. This leaves only 23,431,261 shares of common stock available for future issuance for purposes other than awards under our 2004 Stock Plan.

No other changes to the Certificate of Incorporation have been approved or are being proposed by our Board of Directors. The language of Article IV, Section 1 as it is proposed to be amended is set forth below in its entirety:

Section 1. Authorized Shares. The Corporation shall have the authority to issue Two Hundred Five Million (205,000,000) shares of capital stock, of which Two Hundred Million (200,000,000) shares shall be designated Common Stock (“Common Stock”), par value $0.0001 per share, and of which Five Million (5,000,000) shares shall be designated Preferred Stock (“Preferred Stock”), $0.0001 par value per share.

We believe that an increase in the number of authorized shares of our common stock is prudent in order to assure that a sufficient number of shares of common stock is available for issuance in the future if our Board of Directors deems it to be in our and our stockholders’ best interests. A total of an additional 100,000,000 shares of common stock has been determined by our Board to be a reasonable estimate of what might be required in this regard for the foreseeable future to allow us to achieve our corporate goals. Immediately following this increase, if approved, we will have 123,431,261 shares of common stock authorized but unissued and available for issuance, excluding those shares reserved for future issuance under warrants and our 2004 Stock Plan.

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The remaining authorized but unissued shares of common stock will be available for issuance from time to time as our Board of Directors may deem advisable or required for various purposes, including, but not limited to, raising capital, establishing strategic relationships with other companies, acquiring businesses or assets and declaring stock dividends or effecting stock splits. Our Board will be able to authorize the issuance of shares for these purposes without the necessity, and related costs and delays, of either calling a special stockholders’ meeting or waiting for the next regularly scheduled annual meeting of stockholders in order to increase the authorized shares of capital stock. Such issuances might require stockholder approval under Nasdaq rules or other applicable rules, in which case we would present the matter to our stockholders for their approval. While we have no current plans to issue any of the shares that will be authorized if the increase is approved, we may use any of the increased shares if deemed advisable by our Board at the time and in the manner approved by the Board.

The increase in authorized shares of common stock will not alter our current number of issued shares of common stock. The relative rights and limitations of the shares of common stock will remain unchanged under this amendment. Our stockholders will not realize any dilution in their percentage of ownership of us or their voting rights as a result of the increase. However, issuances of significant numbers of additional shares of common stock in the future will dilute stockholders’ percentage ownership of us and if such shares are issued at prices below what current stockholders paid for their shares, may dilute the value of current stockholders’ shares.

The proposed increase in our authorized common stock, under certain circumstances, could have an anti-takeover effect, although this is not the intent of our Board of Directors. For example, it could be possible for our Board to delay or impede a takeover or change in control of us by causing additional shares to be issued to holders who might side with the Board in opposing a takeover bid that the Board determines is not in our or our stockholders’ best interests. The increased authorized capital therefore could have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts, the increased common stock could limit the opportunity for our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. Further, the increased authorized capital could have the effect of permitting our management, including our Board, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of our business.

Other provisions of Delaware law, our Certificate of Incorporation and our bylaws may have anti-takeover consequences. For example, we are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless: (a) the board of directors approves the transaction in which the stockholder became an interested stockholder prior to the date the interested stockholder attained that status; (b) when the stockholder became an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and certain shares owned by employee benefits plans; or (c) on or subsequent to the date the business combination is approved by the board of directors, the business combination is authorized by the affirmative vote of at least 66 2/3% of the voting stock of the corporation at an annual or special meeting of stockholders. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of our common stock. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or is an affiliate or associate of the corporation and within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Our Certificate of Incorporation provides that Jason Stein, Michael Weiser, the Rosenwald 2000 Family Trust, the Lindsay A. Rosenwald 2000 (Delaware) Irrevocable Indenture of Trust, the Lindsay A. Rosenwald Alaska Irrevocable Indenture of Trust, the Lindsay A. Rosenwald Rhode Island Irrevocable Indenture of Trust or the Lindsay A. Rosenwald Nevada Irrevocable Indenture of Trust, or any successor to all or substantially all of their assets, or any affiliate thereof, or any person or entity to which any of the foregoing stockholders transfers shares of our voting stock in a transaction other than an underwritten, broadly distributed public offering, regardless of the total percentage of our voting stock owned by such stockholder or such person or entity, shall not be deemed an “interested stockholder” for purposes of Section 203 of the Delaware General Corporation Law.

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If the amendment to our Certificate of Incorporation is approved by the stockholders, we will cause a Certificate of Amendment to our Certificate of Incorporation to be filed with the office of the Delaware Secretary of State. We anticipate making such filing promptly following the annual meeting. The form of Certificate of Amendment is attached as Appendix A to this proxy statement.

Vote Required

Approval of the amendment to our Certificate of Incorporation requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock issued and outstanding on the record date. In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum and will be counted for purposes of determining the number of shares represented and voting with respect to this proposal. Accordingly, abstentions and broker non-votes will have the effect of votes against the approval of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

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Proposal Three:
Advisory Vote on Executive Compensation

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), our board of directors is submitting a “say on pay” proposal for stockholder consideration. While the vote on executive compensation is nonbinding and solely advisory in nature, our Board of Directors and the Compensation Committee value the opinion of our stockholders and will review the voting results and seek to determine the causes of any significant negative voting result to better understand issues and concerns not previously presented.

Executive compensation is an important matter for our stockholders. The core of our executive compensation philosophy and practice continues to be to pay for performance. Our executive officers are compensated in a manner consistent with our strategy, competitive practice, sound corporate governance principles, and stockholder interests and concerns. We believe our compensation program is strongly aligned with the long-term interests of our stockholders. Compensation of our executive officers is designed to enable us to attract and retain talented and experienced senior executives to lead us successfully in a competitive environment.

Our named executive officers are identified on page 26, and the compensation of the named executive officers is described on pages 23 to 37, including the Compensation Discussion and Analysis (“CD&A”) on pages 23 to 29. The CD&A section of this proxy statement provides additional details on our executive compensation, including our compensation philosophy and objectives and the fiscal 2012 compensation of the named executive officers.

We are asking stockholders to vote on the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table for fiscal 2012 and the other related tables and disclosures).”

As indicated above, the stockholder vote on this resolution will not be binding on us or on the Board of Directors, and will not be construed as overruling any decision by us or by the Board of Directors. The vote will not be construed to create or imply any change to our fiduciary duties or those of the Board, or to create or imply any additional fiduciary duties for us or the Board of Directors.

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Vote Required

Approval of the advisory vote on executive compensation requires the affirmative vote of the holders of at least a majority of the shares of our common stock present or represented at the meeting. In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal and, accordingly, will be counted as a vote against the proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE EXECUTIVE COMPENSATION FOR FISCAL 2012.

In our advisory say-on-pay vote at the 2012 Annual Meeting of Stockholders, approximately 64% of the votes cast were “for” approval of the executive compensation as disclosed in the 2012 proxy statement. The Compensation Committee considered the outcome of this vote in its establishment and oversight of the compensation of the named executive officers during 2012.

At the 2011 Annual Meeting of Stockholders, a plurality (approximately 90%) of votes cast in the advisory vote on the frequency of future say-on-pay votes were cast in favor of such vote occurring “every year”, supporting the Board’s recommendation. Based upon such result, the Board has determined that an advisory say-on-pay stockholder vote will be held every year until the next advisory vote on the frequency of future say-on-pay votes, which will be no later than our 2017 Annual Meeting of Stockholders.

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Proposal Four:
Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit and Risk Management Committee of our Board of Directors has selected Ernst & Young LLP, our independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2013, and recommends that stockholders vote for ratification of such appointment. Notwithstanding the selection, the Audit and Risk Management Committee, in its discretion, may appoint a different independent registered public accounting firm at any time if it believes that doing so would be in our best interests and the best interests of our stockholders. In the event of a negative vote on ratification, the Audit and Risk Management Committee will reconsider, but might not change, its selection.

Ernst & Young has audited our financial statements since 2008. Representatives of Ernst & Young will not be present at the meeting, but will be available by telephone and will have the opportunity to make a statement if they desire to do so and respond to appropriate questions.

Summary of Fees

The Audit and Risk Management Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent registered public accounting firm. Under this policy, each year, at the time it engages the independent registered public accounting firm, the Audit and Risk Management Committee pre-approves the audit engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services, subject to certain dollar limits, to be performed during the year. Our Chief Financial Officer reports any material increases from the approved amounts to the Audit and Risk Management Committee. All other permitted non-audit services, other than activities relating to certain filings with the SEC during the year, are required to be pre-approved by the Audit and Risk Management Committee on an engagement-by-engagement basis. The Audit and Risk Management Committee may delegate its authority to pre-approve services to one or more of its members, whose activities are reported to the Audit and Risk Management Committee at each regularly scheduled meeting.

The following table summarizes the aggregate fees billed for professional services rendered to us by Ernst & Young in the fiscal years ended December 31, 2011 and 2012.

	2011	2012
Audit Fees	$195,000	$195,000
Audit-related Fees	98,083	34,000
Tax Fees	-	-
All Other Fees	-	-
Total	$293,083	$229,000

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Audit Fees

The aggregate fees billed to us by Ernst & Young in connection with the annual audit, for the reviews of our financial statements included in our quarterly reports on Form 10-Q, and for other services normally provided in connection with statutory and regulatory filings, were $195,000 for each of the years ended December 31, 2011 and 2012.

Audit-Related Fees

The aggregate fees billed to us by Ernst & Young for audit-related services in 2011 and 2012 were $98,083 and $34,000, respectively, and included fees for services related to our financing and support of our planned commercialization activities. Audit-related fees are for review and other services normally provided in connection with statutory and regulatory filings not included in audit fees above.

Tax Fees

Ernst & Young did not perform any tax services for us in either the year ended December 31, 2011 or for the year ended December 31, 2012.

All Other Fees

We did not engage Ernst & Young for any services other than those listed above in 2011 or 2012.

Vote Required

Approval of the ratification of the appointment of Ernst & Young as our independent registered public accounting firm requires the affirmative vote of the holders of at least a majority of the shares of our common stock present or represented at the meeting. In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal and, accordingly, will have the effect of a vote against this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

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Audit and Risk Management Committee Report

Ernst & Young has audited our consolidated financial statements since 2008. The Audit and Risk Management Committee of our Board of Directors has reviewed and discussed the audited financial statements with management and with Ernst & Young, discussed with Ernst & Young the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and received the written disclosures and the letter from Ernst & Young required by the applicable requirements of the Public Company Accounting Oversight Board, and has discussed with Ernst & Young its independence. Based upon these discussions and reviews, the Audit and Risk Management Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2012 and filed with the SEC.

Our Audit and Risk Management Committee is currently composed of the following four directors, all of whom are independent directors within the meaning of the Nasdaq Marketplace Rules: William D. Rueckert (Chairman), Kevan Clemens, Roger Stoll and Michael Weiser. Our Board of Directors has determined that Dr. Stoll qualifies as an “audit committee financial expert” as that term is defined in Item 407(d) of Regulation S-K promulgated by the SEC. Our Audit and Risk Management Committee operates under a written charter adopted by the Board of Directors, a copy of which is available in the Investors—Corporate Governance section of our website at www.chelsearx.com.

Our Audit and Risk Management Committee has considered whether and determined that the provision of the non-audit services rendered to us during 2011 and 2012 was compatible with maintaining the independence of Ernst & Young.

Respectfully submitted by the members of the Audit and Risk Management Committee of the Board of Directors.

William D. Rueckert (Chairman)
Kevan Clemens
Roger Stoll
Michael Weiser

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Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock as of April 12, 2013 by (1) those persons or groups known to beneficially own more than 5% of our common stock, (2) each of our executive officers and directors, and (3) all of our directors and executive officers as a group. Beneficial ownership of a security is determined in accordance with the rules and regulations of the SEC. Under these rules, a person is deemed to beneficially own a share of our common stock if that person has or shares voting power or investment power with respect to that share, or has the right to acquire beneficial ownership of that share within 60 days, including through the exercise of any option or other right or the conversion of any other security. Shares issuable under stock options and warrants are deemed outstanding for computing the percentage of the person holding options or warrants but are not deemed outstanding for computing the percentage of any other person. The percentage of beneficial ownership for the following table is based upon 67,085,154 shares of common stock outstanding as of April 12, 2013.

Except as indicated below, the security holders listed possess sole voting and investment power with respect to the shares beneficially owned by that person. Unless otherwise indicated, the address for each listed stockholder is c/o Chelsea Therapeutics, Inc., 3530 Toringdon Way, Suite 200, Charlotte, North Carolina 28277.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percentage of Beneficial Ownership
5% Stockholders
Josiah T. Austin	5,431,173	8.1%
El Coronado Holdings, LLC (1) 4673 Christopher Place Dallas, Texas 75204

Columbia Wanger Asset Management, LLC (2) 227 West Monroe Street, Suite 3000 Chicago, Illinois 60606	4,302,458	6.4%

VHCP Management, LLC (3) 3340 Hillview Avenue Palo Alto, California 94304	3,803,634	5.7%

Executive Officers and Directors
Michael Weiser (4)	652,313	1%
J. Nick Riehle (5)	410,106	*
L. Arthur Hewitt (6)	402,606	*
Michael Roberts (7)	306,325	*
William Schwieterman (8)	296,842	*
Kevan Clemens (9)	255,210	*
Joseph G. Oliveto (10)	203,500	*
Roger Stoll (11)	150,000	*
William D. Rueckert (12)	121,250	*
All executive officers and directors as a group (9 people)(13)	2,798,152	4.1%

*	Indicates less than 1%

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(1)	Based on information contained in the most recent Schedule 13D/A filed with the SEC on March 4, 2013 to report ownership as of February 20, 2013. According to the Schedule 13D/A, Josiah T. Austin is deemed beneficial owner of 5,431,173 shares in his capacity as trustee for certain family trusts and as sole managing member of El Coronado Holdings, LLC (“ECH”). ECH is deemed beneficial owner of 5,431,173 shares of common stock. As sole managing member of ECH, Austin shares with ECH the power to vote or direct the voting of or dispose or to direct the disposition of 5,431,173 shares.

(2)	Based on information contained in a Schedule 13G/A filed with the SEC on April 8, 2013. According to the Schedule 13G/A, Columbia Wanger Asset Management, LLC has sole voting power over 3,742,662 shares and sole dispositive power over 4,302,458 shares. Columbia Wanger Asset Management, LLC is an investment adviser and its ownership includes shares held by Columbia Acorn Trust, an adviser.

(3)	Based on information contained in a Schedule 13G/A filed with the SEC on February 14, 2013. According to the Schedule 13G/A, Venrock Healthcare Capital Partners, L.P., VHCP Co-Investment Holdings, LLC and VHCP Management, LLC share voting and dispositive power over 3,803,634 shares, which number includes 1,087,780 shares of common stock that may be acquired through the exercise of warrants owned by Venrock Healthcare Capital Partners, L.P. and 198,984 shares of common stock that may be acquired through the exercise of warrants owned by VHCP Co-Investment Holdings, LLC. VHCP Management, LLC is the general partner of Venrock Healthcare Capital Partners, L.P. and the manager of VHCP Co-Investment Holdings, LLC. Anders Hove and Bryan Roberts are the managing members of VHCP Management, LLC and share voting power and dispositive power over the shares.

(4)	Includes 33,333 shares obtainable upon exercise of warrants and 202,135 shares obtainable upon exercise of vested options.

(5)	Includes 343,923 shares obtainable upon exercise of vested options.

(6)	Includes 58,683 shares held by Dr. Hewitt’s wife and 343,923 shares obtainable upon exercise of vested options.

(7)	Includes 284,325 shares obtainable upon exercise of vested options.

(8)	Includes 166,250 shares obtainable upon exercise of vested options.

(9)	Includes 250,210 shares obtainable upon exercise of vested options.

(10)	Includes 200,000 shares obtainable upon exercise of vested options.

(11)	Includes 110,000 shares obtainable upon exercise of vested options.

(12)	Includes 15,000 shares held by trusts for Mr. Rueckert’s children and 71,250 shares obtainable upon exercise of vested options.

(13)	Includes the shares described in footnotes (4) through (12).

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Executive Compensation and Other Matters

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this report with management and, based on that review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this report.

The Compensation Committee:
Kevan Clemens, Chair
William Rueckert Roger Stoll
Michael Weiser

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee serves or in the past has served as a member of another entity’s board of directors or compensation committee, which entity has one or more executive officers serving as a member of our Board or Compensation Committee.

Compensation Discussion and Analysis

Compensation Objectives

We refer to our Interim Chief Executive Officer, our Chief Financial Officer, and our other most highly compensated executive officers identified in the base salary table below as our “named executive officers.” For all named executive officers, compensation is intended to be performance-based. Our Compensation Committee believes that compensation paid to executive officers should be closely aligned with our performance on both a short-term and long-term basis to create value for stockholders, and that such compensation should assist us in attracting and retaining key executives critical to our long-term success.

In establishing compensation for named executive officers, the following are the Compensation Committee’s objectives:

•	Attract and retain individuals of superior ability and managerial talent;

•	Ensure officer compensation is aligned with our corporate strategies, business objectives and the long-term interests of our stockholders; and

•	Enhance the officers’ incentive to increase our stock price and maximize stockholder value, as well as promote retention of key people, by providing a portion of total compensation for management in the form of direct ownership in us through stock options.

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To achieve these objectives, our overall compensation program aims to pay our named executive officers competitively, consistent with our success and their contribution to that success. To accomplish this we rely on programs that provide compensation in the form of both cash and equity. Although our Compensation Committee has not adopted any formal guidelines for allocating total compensation between cash and equity, the Compensation Committee reviews the allocation of compensation of several biopharmaceutical companies that are similarly situated to us with respect to size, product pipeline and development activities to help its determination. The Compensation Committee also considers the balance between providing short-term incentives and long-term parallel investment with stockholders to align the interests of management with stockholders.

Results of 2012 Say-on-Pay Vote

Our stockholders approved by a significant majority of votes cast at our 2012 annual meeting of stockholders the non-binding advisory proposal on our executive compensation for fiscal 2011. As a result of this approval, the Compensation Committee continued to apply the same principles and philosophy it has used in previous years in determining our executive compensation.

Determination of Compensation Awards

The Compensation Committee has the primary authority to determine and recommend to our Board of Directors the compensation awards available to our named executive officers. To aid the Compensation Committee in making its determination, our CEO typically provides recommendations annually to the Compensation Committee regarding the compensation of all named executive officers other than himself. Each named executive officer, in turn, participates in an annual performance review for goals and objectives with the CEO and the Compensation Committee to provide input about their contributions to our business for the period being assessed. Named executive officers do not participate in salary or stock option discussions. The Compensation Committee, subject to board approval, has the authority to determine the compensation of the CEO. The performance of each of our named executive officers is reviewed annually by the Compensation Committee.

The Compensation Committee has the authority pursuant to its charter to retain the services of third-party executive compensation specialists from time to time, as it sees fit, in connection with the establishment of cash and equity compensation and related policies. Pursuant to this authority, during 2012, the Compensation Committee continued to utilize an independent third party compensation consultant, Pearl Meyer & Partners, to assist in the maintenance of a list of comparable companies and to conduct a review of our compensation practices. The focus of the review was to provide context for compensation decisions for 2012 and beyond, especially to assist in the process of assessing what changes might be appropriate as part of our previously anticipated transformation from a development stage company to a company with commercial revenues as a result of the anticipated launch in 2012 of Northera™ (droxidopa). The Compensation Committee expects to continue to use such outside advisors as appropriate to help ensure fair and appropriate pay practices as our strategic situation unfolds. The Compensation Committee has assessed the independence of Pearl Meyer & Partners and concluded that no conflict of interest exists that would prevent Pearl Meyer & Partners from independently representing the Compensation Committee.

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The Compensation Committee has not delegated any of its functions to others in determining executive and/or director compensation and, other than as described above, has not engaged any other consultants with respect to executive and/or director compensation matters.

Compensation Benchmarking and Peer Group

We conduct benchmark reviews of the aggregate level of our executive compensation, as well as the mix of elements used to compensate our named executive officers. In addition, our Compensation Committee has historically taken into account:

•	input from other independent members of our Board of Directors;

•	since 2011, the information and advice provided by our third-party compensation consultant in setting compensation policies;

•	survey information on compensation in our industry, which we purchase as appropriate; and

•	publicly available data relating to the compensation practices and policies of other companies within and outside our industry.

The Compensation Committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable, publicly-held companies. To that end, we benchmark our aggregate executive compensation against the median compensation paid by several biopharmaceutical companies that are similarly situated to us with respect to size, product pipeline and development activities. Prior to 2011, we assembled this group of comparable companies on our own and selected companies against which to measure our compensation practices in an informal manner and did not establish a definitive group of peer companies against which we measured ourselves. The companies we selected at any time depended on the data that was available to us, publicly or otherwise, at the time we reviewed our compensation practices. In 2011, our independent compensation consultant, with the input of the Compensation Committee, developed a peer group of comparable companies, which group was updated in 2012. For 2012, the peer group included the following companies:

Alnylam Pharmaceuticals Inc.	Dynavax Technologies Corp.	Micromet Inc.
Array Biopharma Inc.	Idenix Pharmaceuticals Inc.	Rigel Pharmaceuticals
Avanir Pharmaceuticals Inc.	Keryx Biopharmaceuticals Inc.	Synta Pharmaceuticals Corp.
BioCryst Pharmaceuticals Inc.	Lexicon Pharmaceuticals Inc.	Targacept Inc.
Celldex Therapeutics Inc.

While benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, we generally believe that gathering this information is an important part of our compensation-related decision-making process.

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We recognize that to attract, retain and motivate key individuals, such as our named executive officers, the Compensation Committee may determine that it is in our best interests to negotiate total compensation packages with our executive management that may deviate from the general principle of targeting total compensation at the median level for the peer group. Actual pay for each named executive officer is determined around this structure, driven by the performance of the executive over time, as well as our annual performance.

Risk Management and Mitigation

In reviewing our executive compensation structure in 2012, the Compensation Committee also considered how the Company’s compensation policies may affect the Company’s risk profile and whether compensation policies and practices may encourage risk-taking by employees. More specifically, the Compensation Committee considered the general design philosophy of the Company’s policies for employees whose conduct would be most affected by incentives established by compensation policies. In considering these issues, the Compensation Committee concluded that the use of performance-based bonuses and long-term equity awards did not appear to create undue risks for the Company or encourage excessive risk-taking behavior on the part of named executive officers.

With respect to bonus awards, the amount of an individual’s award depends principally (exclusively, in the case of our Chief Executive Officer) on overall Company performance, which reduces the incentive for an individual to take undue risks in an effort to increase the amount of his or her bonus award for a particular year. The Company’s performance goals are reviewed and approved by the Compensation Committee at the beginning of each fiscal year and are considered to be generally of the nature that would not encourage or reward excessive risk taking.

With respect to equity awards, these awards typically vest over four years, meaning that long-term value creation, rather than short-term gain, presents the best opportunity for employees to profit from these awards. The Company has not historically used claw-back provisions or imposed holding periods for vested awards, although the Compensation Committee may consider whether such mechanisms might be appropriate in the future to mitigate risk. Additionally, the use of financial-based performance metrics to determine employee compensation may subject those payouts to claw-back penalties under the Dodd-Frank Act, to the extent that there is a subsequent restatement of the financial measure that was used to determine a payout.

Elements of Compensation

Base Salary

Base salaries for our named executive officers are established based on the scope of their responsibilities and individual experience, taking into account competitive market compensation paid by other companies for similar positions within our industry, which for 2012 was based on the peer group developed by our independent compensation consultant. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. Based upon the annual reviews of our named executive officers during 2013, the Compensation Committee determined generally to retain 2012 base salaries into 2013:

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		Salary Adjustment
Name	2012 Salary ($)	($)	(%)	2013 Salary ($)
Joseph G. Oliveto(1)	$300,000	-	0.0%	$300,000
J. Nick Riehle	$229,000	-	0.0%	$229,000
L. Arthur Hewitt	$270,800	-	0.0%	$270,800
William D. Schwieterman	$346,500	-	0.0%	$346,500
Michael J. Roberts	$213,500	-	0.0%	$213,500
Simon Pedder(2)	$491,000	-	0.0%	-
Keith W. Schmidt(3)	$237,500	-	0.0%	-

(1) The reported amounts represents Mr. Oliveto’s base salary upon being named Interim President and Chief Executive Officer effective July 9, 2012. Prior to that date, Mr. Oliveto served as the Vice President, Operations and earned an annual base salary of $240,800.

(2) Dr. Pedder resigned from his position as President and Chief Executive Officer of the Company effective July 10, 2012. Dr. Pedder has agreed to continue to provide support to the Company on a consulting basis, for which he does not receive any additional compensation beyond that paid pursuant to the terms of the Severance Agreement between Dr. Pedder and the Company.

(3) Mr. Schmidt resigned from his position as Vice President, Marketing and Sales of the Company effective July 27, 2012. Mr. Schmidt agreed to continue to provide support to the Company on a consulting basis, for which he receives certain consulting fees as described in the “Summary Compensation Table” below.

Performance-Based Compensation

We have a well-documented and structured annual incentive bonus program to reward named executive officers, as well as other employees, based on our performance and the individual’s contribution to that performance. Pursuant to our annual incentive bonus program, named executive officers are eligible for bonuses to be paid annually in cash, typically early in our first quarter based on the prior year’s performance. The criteria used to determine the bonus for the CEO is based wholly on corporate goals recommended by the Compensation Committee and approved by the Board of Directors. The criteria used to determine the bonus amounts for our other named executive officers includes the corporate goals as well as individual goals recommended by the Compensation Committee, with the input of the CEO, and approved the Board of Directors. The Compensation Committee believes that the payment of the annual incentive bonus in cash provides incentives necessary to retain and motivate our named executive officers and reward them for short-term company performance.

The corporate and individual goals recommended by the Compensation Committee and approved by the Board for evaluating our performance and the performance of our named executive officers include several strategic and financial indicators which the Compensation Committee and the Board consider to be fair drivers of stockholder value creation. For 2012, our corporate and individual goals fell generally in the following categories: reaching certain regulatory, development, commercialization and partnering milestones, achieving or maintaining certain financial criteria (for example, stock price performance) and compliance with our 2012 budget. The corporate and individual goals for 2013 are similar in nature to those for 2012.

27

While using general criteria to evaluate performance, we do rely on formulaic determination of the annual bonus amounts. Under the annual incentive bonus program, based upon the performance criteria set forth above, our Interim CEO is eligible to earn a cash bonus targeted at 20% of his base salary, while the remaining named executive officers were eligible to earn a cash bonus targeted at 20% of their respective base salaries. Based upon our performance and the performance of the individual named executive officers, each named executive officer can earn up to 150% of the specified target bonus if all corporate and individual goals are exceeded beyond the highest specified threshold. If none of the corporate or individual goals are achieved at the minimum threshold, the named executive officer would not be eligible to receive any bonus under our annual incentive bonus program. The goals are reviewed periodically during the course of the year to evaluate their ongoing relevance and the Compensation Committee retains discretion to increase or decrease bonuses based on individual or company-wide circumstances not addressed or contemplated at the time when the performance goals were established or subsequently reviewed.

For 2012, the Compensation Committee evaluated the performance of our named executive officers against the corporate and individual goals. The Committee determined that we had not met the minimum threshold for our any of our corporate goals as a result of the impacts of the disappointing complete response letter (CRL) received from the FDA in March 2012 related to the Northera NDA. The Committee recognized the management team’s strong performance in obtaining a favorable vote from the FDA Cardiovascular and Renal Drugs Advisory Committee in February 2012 despite a strongly negative briefing document from the FDA and the concerns the FDA continued to raise at the February 23, 2012 panel meeting, however the receipt of the CRL impacted all other objectives and created a significantly negative environment for our shareholders that made it difficult to justify any level of performance based compensation.

Based on these considerations and as shown below in the “Summary Compensation Table”, none of our named executive officers received performance based compensation payments as a result of the disappointing 2012 events.

While our compensation policies for 2013 and beyond remain fundamentally unchanged, due to the circumstances facing the Company, in April 2013, our Board of Directors approved both a retention plan and a severance plan for our key executives. As described in more detail below under “Employment Agreements and Potential Payments Upon Termination or Change in Control”, under the terms of the retention plan, our key executives may receive additional performance-based compensation if we meet certain strategic milestones. Under the terms of the severance plan, our key executives will receive severance benefits in the event their employment is terminated by us other than for “cause” or by the executive for “good reason” (each as defined in the severance plan).

Discretionary Long-Term Equity Incentive Awards

Our named executive officers and all of our employees are eligible to participate in our annual award of stock option grants. We believe that the issuance of stock options sets in place a process by which the officers and employees can reward their own performance by driving the value of our stock price over the long term.

Guidelines for the number of stock options granted to each named executive officer are determined using a procedure approved by the Compensation Committee based upon several factors, including such officer’s level of responsibility, performance and the value of the stock option at the time of grant. As a result, additional grants other than the annual award may be made following a significant change in job responsibility or in recognition of a significant achievement, as well as during periods in which there are significant changes in the circumstances of the Company. In addition, the Compensation Committee approves the awarding of an initial grant of stock options at the time of hire to attract talented executive officers.

28

Stock options granted under our stock plan generally have a four-year vesting schedule in order to provide an incentive for continued employment and generally expire ten years from the date of the grant. We grant options at or above the fair market value of the underlying stock on the date of grant.

We do not have any programs, plans or practices with respect to the timing of stock option grants in coordination with the release of material nonpublic information and the Compensation Committee generally grants all stock options at regularly-scheduled meetings or upon the commencement of employment of new employees. Likewise, we do not time the release of material nonpublic information for the purpose of affecting the value of equity or other compensation granted to our named executive officers. With respect to annual incentive stock option grants for our named executive officers, the Compensation Committee generally grants stock options to our named executive officers at the first regularly-scheduled meeting of each fiscal year.

Defined Contribution Plans

We have a Section 401(k) Savings/Retirement Plan, or 401(k) Plan, that covers all of our employees. The 401(k) Plan permits our eligible employees to defer compensation, subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. We currently make matching contributions to the 401(k) Plan in an amount equal to 100% of the participants’ contributions, up to a maximum of 4% of the participant’s annual cash compensation and subject to certain other limits. Plan participants vest immediately in the amounts contributed by us. Our employees are eligible to participate in the 401(k) Plan immediately upon hire.

Other Benefits

We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly-qualified personnel. Named executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, group life and short-term and long-term disability insurance, in each case generally on the same basis as other employees. We, at our sole cost, provide to each named executive officer, the named executive officer’s spouse and eligible children such health and dental insurance as we may from time to time make available to all employees. We also provide additional life and disability coverage for our named executive officers. The costs for such incremental benefits are included in the Summary Compensation Table and highlighted in Note 2 of the same table.

Recoupment Policy

On March 18, 2011, our Board adopted a recoupment policy that requires any executive officer to repay or return cash bonuses and/or equity awards in the event: (i) we issue a material restatement of our financial statements and where the restatement was caused by the employee’s intentional misconduct; (ii) the executive officer was found to be in violation of non-compete provisions of any plan or agreement; or (iii) the executive officer has committed ethical or criminal violations.

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Summary Compensation Table

The following table sets forth compensation paid by us for services rendered to us in all capacities for the fiscal years ended December 31, 2010, 2011 and 2012 to our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compen- sation ($)	All Other Compen- sation ($)(2)	Total ($)

Joseph G. Oliveto	2012	$269,164	-	$286,041	-	$16,052	$571,257
(Interim President and Chief Executive Officer)	2011	232,704	$25,000	252,297	$39,675	15,186	564,862
	2010	225,912	-	107,555	58,300	19,942	411,709

L. Arthur Hewitt, Ph.D.	2012	242,818	-	196,788	-	21,455	461,061
(Vice President, Chief Scientific Officer)	2011	261,600	25,000	252,297	49,717	20,596	609,210
	2010	244,512	-	107,555	68,200	20,432	440,699

J. Nick Riehle	2012	229,000	-	196,788	-	17,397	443,185
(Vice President, Administration	2011	221,304	-	252,297	37,732	16,885	528,218
and Chief Financial Officer)	2010	214,897	-	107,555	55,500	16,795	394,747

William D. Schwieterman	2012	346,500	-	196,788	-	18,178	561,466
(Vice President, Chief Medical Officer)	2011	334,800	25,000	252,297	63,629	17,478	693,204
	2010	325,008	-	21,511	90,700	15,426	452,645

Michael J. Roberts	2012	213,500	-	196,788	-	12,859	423,147
(Vice President, Business Development)	2011	206,304	-	252,297	41,827	12,167	512,595
	2010	200,304	-	107,555	30,200	12,011	350,070

Simon Pedder, Ph.D.	2012	258,716	-	44,100	-	1,011,282	1,314,098
(Former President and Chief Executive Officer)	2011	474,408	25,000	239,995	181,992	20,708	942,103
	2010	460,608	-	219,844	267,600	20,604	968,656

Keith W. Schmidt	2012	137,784	-	3,020	-	184,870	325,674
(Former Vice President, Marketing and Sales)	2011	229,512	-	63,815	39,130	17,589	350,046
	2010	222,792	-	56,915	57,500	17,569	354,776

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Name and Principal Position	Year	401(k) Company Match ($)	Life Insurance Premiums ($)	Disability Insurance Premiums ($)	Signing Incentive ($)	Consulting Fees ($)	Severance Related Payments and Accruals ($)

Joseph G. Oliveto	2012	$10,000	$2,211	$3,841	-	-	-
(Interim President and Chief Executive Officer)	2011	9,800	1,990	3,395	-	-	-
	2010	9,800	1,799	3,344	$5,000	-	-

L. Arthur Hewitt, Ph.D.	2012	10,000	5,367	6,088	-	-	-
(Vice President and Chief Scientific Officer)	2011	9,800	5,347	5,449	-	-	-
	2010	9,800	5,300	5,332	-	-	-

J. Nick Riehle	2012	10,000	3,314	4,083	-	-	-
(Vice President, Administration	2011	9,800	3,299	3,786	-	-	-
and Chief Financial Officer)	2010	9,800	3,272	3,723	-	-	-

William D. Schwieterman	2012	9,348	3,164	5,666	-	-	-
(Vice President, Chief Medical Officer)	2011	9,800	2,752	4,926	-	-	-
	2010	9,800	797	4,829	-	$28,464	-

Michael J. Roberts	2012	9,827	1,260	1,772	-	-	-
(Vice President, Business Development)	2011	9,521	1,131	1,515	-	-	-
	2010	9,577	919	1,515	-	-	-

Simon Pedder, Ph.D.	2012	10,000	2,735	1,051	-	-	$997,496
(Former President and Chief Executive Officer)	2011	9,800	3,258	7,650	-	-	-
	2010	9,800	3,200	7,604	-	-	-

Keith W. Schmidt	2012	5,950	5,932	877	-	15,300	156,811
(Former Vice President, Marketing and Sales)	2011	9,800	6,265	1,524	-	-	-
	2010	9,800	6,245	1,524	-	-	-

Excluded from the above tables:

Name and Principal Position	Year	Board Fees ($)	Option Awards ($)
William D. Schwieterman	2011	-	-
(Vice President, Chief Medical Officer)	2010	-	-
	2009	$38,833	34,668

(1)	The reported amounts represent the aggregate grant date fair value computed in accordance with ASC 718. All assumptions made regarding the valuation of equity awards can be referenced in Note 1 to the financial statements included in our Annual Report on Form 10-K/A filed with the SEC on March 14, 2013. Amounts disclosed for Dr. Pedder and Mr. Schmidt, for all periods presented, reflect the impact of vesting modifications and corresponding accounting adjustments, as prescribed under ASC 718, per the respective terms of their severance agreements.

(2)	Other compensation includes our 401(k) program matching contributions, our group term and executive life programs, our group and executive disability insurance programs, signing bonus, relocation assistance, severance paid or accrued upon termination and pre- and post-employment consulting fees. The 401(k) related amounts reflects a 100% matching of employee contributions, up to 4% of total cash compensation, within limits set by the IRS for such programs. Consulting fees reflect amounts paid to Dr. Schwieterman for the fiscal year ended December 31, 2009 for consulting services provided prior to his employment effective October 29, 2009 and to Mr. Schmidt for the fiscal year ended December 31, 2012 for consulting services provided subsequent to his resignation effective July 27, 2012.

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Grants of Plan-Based Awards for Fiscal Year 2012

The following table sets forth information concerning all plan-based awards granted during the year ended December 31, 2012 to the named executive officers.

		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards			All Other Option Awards; Number of Securities	Exercise or Base Price of Option	Stock Awards and Options Awards: Grant Date
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Underlying Options	Awards ($/sh)	Fair Value ($)
Joseph G. Oliveto	01/25/12	-	60,000	90,000	-	-	-
	01/25/12	-	-	-	50,000	4.54	152,162
	07/09/12	-	-	-	150,000	1.24	133,878

J. Nick Riehle	01/25/12	-	45,800	68,700	-	-	-
	01/25/12	-	-	-	50,000	4.54	152,162
	07/09/12	-	-	-	50,000	1.24	44,626

L. Arthur Hewitt	01/25/12	-	54,160	81,240	-	-	-
	01/25/12	-	-	-	50,000	4.54	152,162
	07/09/12	-	-	-	50,000	1.24	44,626

William D. Schwieterman	01/25/12	-	69,300	103,950	-	-	-
	01/25/12	-	-	-	50,000	4.54	152,162
	07/09/12	-	-	-	50,000	1.24	44,626

Michael J. Roberts	01/25/12	-	42,700	64,050	-	-	-
	01/25/12	-	-	-	50,000	4.54	152,162
	07/09/12	-	-	-	50,000	1.24	44,626

Simon Pedder(1)	01/25/12	-	245,500	368,250	-	-	-
	01/25/12	-	-	-	175,000	4.54	44,100

Keith W. Schmidt(1)	01/25/12	-	47,500	71,250	-	-	-
	01/25/12	-	-	-	50,000	4.54	3,020

(1) Dr. Pedder resigned from his position with the Company effective July 10, 2012 and Mr. Schmidt resigned from his position with the Company effective July 27, 2012.

All options granted to named executive officers in 2012 were granted pursuant to compensation objectives as described above and issued under our 2004 Stock Plan. All options granted vest over a four-year period, beginning on the first anniversary after grant. Options have a term of ten years.

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Outstanding Equity Awards at Fiscal Year-End for Fiscal Year 2012

The following table sets forth information concerning the number and value of unexercised options held by each named executive officer as of December 31, 2012. None of the named executive officers held restricted stock or other equity awards at December 31, 2012.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options		Option Exercise	Option	Number of Shares or Units of Stock That Have Not	Market Value of Shares or Units of Stock That Have Not	Equity Incentive Plan Awards; Unearned Shares, Unit or Other Rights That Have Not
	Exercisable	Unexercisable	Price	Expiration	Vested	Vested	Vested
Name	(#)	(#)	($)	Date (1)	(#)	($)(1)	(#)	($)

Joseph G. Oliveto	75,000	-	5.63	6/13/2018	n/a	n/a	n/a	n/a
	37,500	12,500	1.78	1/22/2019	n/a	n/a	n/a	n/a
	25,000	25,000	2.96	1/19/2020	n/a	n/a	n/a	n/a
	12,500	37,500	7.72	1/11/2021	n/a	n/a	n/a	n/a
	-	50,000	4.54	1/25/2022	n/a	n/a	n/a	n/a
	-	150,000	1.24	7/9/2022	n/a	n/a	n/a	n/a

J. Nick Riehle	68,923	-	2.62	1/10/2015	n/a	n/a	n/a	n/a
	50,000	-	3.26	1/19/2016	n/a	n/a	n/a	n/a
	50,000	-	5.68	2/6/2017	n/a	n/a	n/a	n/a
	50,000	-	6.50	1/24/2018	n/a	n/a	n/a	n/a
	37,500	12,500	1.78	1/22/2019	n/a	n/a	n/a	n/a
	25,000	25,000	2.96	1/19/2020	n/a	n/a	n/a	n/a
	12,500	37,500	7.72	1/11/2021	n/a	n/a	n/a	n/a
	-	50,000	4.54	1/25/2022	n/a	n/a	n/a	n/a
	-	50,000	1.24	7/9/2022	n/a	n/a	n/a	n/a

L. Arthur Hewitt	68,923	-	2.62	1/10/2015	n/a	n/a	n/a	n/a
	50,000	-	3.26	1/19/2016	n/a	n/a	n/a	n/a
	50,000	-	5.68	2/6/2017	n/a	n/a	n/a	n/a
	50,000	-	6.50	1.24/2018	n/a	n/a	n/a	n/a
	37,500	12,500	1.78	1/22/2019	n/a	n/a	n/a	n/a
	25,000	25,000	2.96	1/19/2020	n/a	n/a	n/a	n/a
	12,500	37,500	7.72	1/11/2021	n/a	n/a	n/a	n/a
	-	50,000	4.54	1/25/2022	n/a	n/a	n/a	n/a
	-	50,000	1.24	7/9/2022	n/a	n/a	n/a	n/a

William D. Schwieterman (2)	35,000	-	5.07	6/26/2018	n/a	n/a	n/a	n/a
	22,500	7,500	1.78	1/22/2019	n/a	n/a	n/a	n/a
	56,250	18,750	2.82	10/29/2019	n/a	n/a	n/a	n/a
	5,000	5,000	2.96	1/19/2020	n/a	n/a	n/a	n/a
	12,500	37,500	7.72	1/11/2021	n/a	n/a	n/a	n/a
	-	50,000	4.54	1/25/2022	n/a	n/a	n/a	n/a
	-	50,000	1.24	7/9/2022	n/a	n/a	n/a	n/a

Michael J. Roberts (3)	21,078	-	0.18	8/19/2014	n/a	n/a	n/a	n/a
	48,247	-	2.62	1/10/2015	n/a	n/a	n/a	n/a
	35,000	-	3.50	2/1/2016	n/a	n/a	n/a	n/a
	35,000	-	5.68	2/6/2017	n/a	n/a	n/a	n/a
	35,000	-	6.34	1/29/2018	n/a	n/a	n/a	n/a
	26,250	8,750	1.50	2/9/2019	n/a	n/a	n/a	n/a
	25,000	25,000	2.96	1/19/2020	n/a	n/a	n/a	n/a
	12,500	37,500	7.72	1/11/2021	n/a	n/a	n/a	n/a
	-	50,000	4.54	1/25/2022	n/a	n/a	n/a	n/a
	-	50,000	1.24	7/9/2022	n/a	n/a	n/a	n/a

Simon Pedder(4)	478,726	-	2.62	1/10/2015	n/a	n/a	n/a	n/a
	100,000	-	3.50	2/1/2016	n/a	n/a	n/a	n/a
	167,585	-	3.90	6/19/2016	n/a	n/a	n/a	n/a
	175,000	-	5.68	2/6/2017	n/a	n/a	n/a	n/a
	175,000	-	6.50	1/24/2018	n/a	n/a	n/a	n/a
	175,000	-	1.78	1/22/2019	n/a	n/a	n/a	n/a
	47,890	-	1.85	5/1/2019	n/a	n/a	n/a	n/a
	175,000	-	2.96	1/19/2020	n/a	n/a	n/a	n/a
	175,000	-	7.72	1/11/2021	n/a	n/a	n/a	n/a
	175,000	-	4.54	1/25/2022	n/a	n/a	n/a	n/a

Keith W. Schmidt(4)	75,000	-	5.45	1/31/2017	n/a	n/a	n/a	n/a
	50,000	-	6.50	1/24/2018	n/a	n/a	n/a	n/a
	37,500	12,500	1.78	1/22/2019	n/a	n/a	n/a	n/a
	25,000	25,000	2.96	1/19/2020	n/a	n/a	n/a	n/a
	12,500	37,500	7.72	1/11/2021	n/a	n/a	n/a	n/a
	-	50,000	4.54	1/25/2022	n/a	n/a	n/a	n/a

(1)	Each option was granted 10 years prior to the expiration date and vests in four equal annual installments after the date of grant.
(2)	Options granted to Dr. Schwieterman in June 2008 and January 2009 were made in his capacity as a member of the Board of Directors.
(3)	Options granted to Dr. Roberts prior to January 1, 2010 were made prior to his becoming an officer of the company.
(4)	Dr. Pedder resigned from his position with the Company effective July 10, 2012 and Mr. Schmidt resigned from his position with the Company effective July 27, 2012.

Option Exercises and Stock Vested for Fiscal Year 2012

The table below sets forth information concerning the exercise of stock options for each named executive officer during 2012. None of our named executive officers held restricted stock or other equity awards in the year ended December 31, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Joseph G. Oliveto	-	-	n/a	n/a
L. Arthur Hewitt	-	-	n/a	n/a
J. Nick Riehle	-	-	n/a	n/a
William D. Schwieterman	-	-	n/a	n/a
Michael J. Roberts	-	-	n/a	n/a
Simon Pedder(1)	-	-	n/a	n/a
Keith W. Schmidt(1)	-	-	n/a	n/a

(1) Dr. Pedder resigned from his position with the Company effective July 10, 2012 and Mr. Schmidt resigned from his position with the Company effective July 27, 2012.

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Employment Agreements and Potential Payments upon Termination or Change in Control

Severance Agreement with Joseph Oliveto

We have entered into a Severance Agreement, dated as of October 16, 2012, with Mr. Joseph G. Oliveto, our interim Chief Executive Officer. Pursuant to the agreement, if Mr. Oliveto resigns without good reason or we terminate Mr. Oliveto’s employment upon his death, permanent disability, liquidation, dissolution or discontinuance of the business by Chelsea, or for cause (as such term is defined in the agreement), we must pay Mr. Oliveto all compensation and other benefits payable to him through his resignation or termination date. If Mr. Oliveto resigns for good reason or we terminate Mr. Oliveto’s employment on grounds other than those provided in the preceding sentence, we must pay Mr. Oliveto his base salary in effect as of his resignation or termination date for 12 months (or 18 months should such separation of service occur within one month prior to or six months following a change in control, as such term is defined in the agreement) and, in all such cases, Mr. Oliveto’s equity grants from Chelsea will become fully vested and remain exercisable for 12 months. Pursuant to the agreement, good reason exists when (a) we materially reduce Mr. Oliveto’s base salary, (b) Mr. Oliveto’s principal place of work is relocated by us by more than 50 miles, or (c) we makes a material diminution in Mr. Oliveto’s title or duties, except that, following our hire of a new Chief Executive Officer, good reason will not exist if Mr. Oliveto reports directly to the new Chief Executive Officer and his job responsibilities are no less than those he held prior to being named our interim Chief Executive Officer. Mr. Oliveto must provide us 30 days’ written notice of his termination of employment and, if he is resigning for good reason, the notice must state the circumstances constituting good reason and Mr. Oliveto may only resign within 6 months after our 30-day period to cure such circumstances.

Severance and Release Agreement with Dr. Simon Pedder

Effective July 10, 2012, Simon Pedder resigned his position as President and Chief Executive Officer of Chelsea. Pursuant to the terms of a Severance and Release Agreement, dated as of July 9, 2012, between us and Dr. Pedder, we will pay Dr. Pedder’s base annual salary of $491,000 on our regular payroll schedule for 24 months following the date of termination. We will be entitled to a dollar for dollar set off of any amounts earned by Dr. Pedder in a new full time employment during the severance period. We also will pay Dr. Pedder an amount equal to the amount of COBRA premiums that would be paid by him for continuation of coverage for a period of 12 months following the date of termination. Dr. Pedder has agreed to consult with us on an as-needed basis for no additional consideration for up to 12 hours per week on average to effect an orderly transition of his duties. Dr. Pedder will continue to be bound by the confidentiality, non-competition and non-solicitation provisions of his employment agreement dated March 2, 2012.

All of Dr. Pedder’s stock options vested in full on July 10, 2012 and will remain exercisable for 24 months thereafter. Based on the $1.11 closing price of our common stock on July 10, 2012, there was no intrinsic value to any of his stock options on that date.

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Employment Agreement with Dr. Simon Pedder

On March 2, 2012, we entered into an employment agreement with Dr. Pedder, our then Chief Executive Officer. This agreement was effective as of January 1, 2012 and was terminated in accordance with its terms upon Dr. Pedder’s resignation effective July 10, 2012, except that certain provisions of the agreement relating to restrictions on Dr. Pedder’s use of confidential and proprietary information obtained during the course of his employment with us and provisions restricting his ability to engage in any business or enterprise in competition with us survived the termination of the employment agreement.

Severance and Release Agreement with Keith Schmidt

Effective July 27, 2012, Keith Schmidt resigned his position as Vice President, Marketing and Sales of Chelsea. Pursuant to the terms of a Severance and Release Agreement, dated as of August 17, 2012, between us and Mr. Schmidt, we paid Mr. Schmidt’s base annual salary of $237,500 on our regular payroll schedule for seven (7) months following the effective date of his resignation (the “Severance Period”). Any stock options awarded to Mr. Schmidt during his employment continued to vest for the Severance Period as well as for an additional 90 days following the end of the Severance Period (the “Vesting Period”). All of Mr. Schmidt’s stock options that were awarded during his employment and that were subject to exercise on the date of the Severance and Release Agreement will remain exercisable until the end of the Vesting Period. Based on the $1.10 closing price of our common stock on July 27, 2012, there was no intrinsic value to any of Mr. Schmidt’s stock options on that date.

Also on August 17, 2012, we entered into a consulting agreement with Mr. Schmidt, pursuant to which Mr. Schmidt agreed to consult with us on an as-needed basis. We have agreed to pay Mr. Schmidt a consulting fee at a rate of $225 per hour. The consulting agreement is terminable by us or Mr. Schmidt at any time upon 30 days’ prior written notice to the other party.

Key Employee Retention Plan

In April 2013, the Board of Directors established a retention bonus program (the “Retention Plan”) for our key employees, including Messrs. Oliveto, Hewitt, Riehle, Schwieterman and Roberts. The purpose of the retention bonus program is to retain certain highly qualified individuals through key strategic milestones. Under the terms of the program, Messrs. Oliveto, Hewitt, Riehle, Schwieterman and Roberts are eligible to receive a bonus opportunity equal to 100% of their base salary. The bonus award will be payable in cash upon the completion of each of the strategic milestones set forth in the Retention Plan, as follows:

•	Fifty percent (50%) of the retention bonus will be payable upon the completion of a “Sales Event” (as defined in the Retention Plan) on or before December 31, 2014; and

•	Fifty percent (50%) of the retention bonus will be payable upon the Company’s receipt of approval of its new drug application for Northera (droxidopa) from the U.S. Food and Drug Administration for Northera.

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Notwithstanding the foregoing, payment of each of the bonuses described above is conditioned upon an executive’s continued employment with the Company on the applicable date, unless the executive’s employment was terminated by the Company without “cause” (as defined in the Retention Plan) or by the executive for “good reason” (as defined in the Retention Plan).

Key Employee Severance Plan

In April 2013, the Board of Directors established a severance program (the “Severance Plan”) for our key employees, including Messrs. Hewitt, Riehle, Schwieterman and Roberts. Mr. Oliveto will not be eligible for any benefits under the Severance Plan in light of his separate Severance Agreement with us, as described above. Under the terms of the program, Messrs. Hewitt, Riehle, Schwieterman and Roberts are eligible to receive severance benefits equal to the greater of (a) 12 months of base salary, or (b) two months of base salary plus one month of base salary for each full year of service with the Company) in the event that the executive’s employment is terminated by the Company without “cause” (as defined in the Severance Plan) or by the executive for “good reason” (as defined in the Severance Plan). Severance entitlements will be paid in regular payroll installments, provided the executive signs and does not revoke a required waiver and release of all claims arising out of the executive’s employment with the Company.

Director Compensation for Fiscal Year 2012

Director Compensation Philosophy

The general policy of our Board of Directors is that compensation for independent directors should be a mix of cash and equity-based compensation. The Compensation Committee evaluates the appropriate level and form of compensation for independent directors and recommends changes to the Board when appropriate. The Compensation Committee will make such compensation evaluations and recommendations annually. The Board reviews the Committee’s recommendations and then determines the amount of director compensation.

Fees Earned or Paid in Cash

In 2012 we made quarterly payments of the annual cash retainer due to each director and also made cash payments for Board and committee meetings. The base annual retainer for our non-employee Chairman of the Board of Directors is $35,000 and the base annual retainer for our other non-employee directors is $25,000. Additional annual retainers of $5,000 are paid to non-employee board members for each Board committee on which he serves in the capacity of chairman, with $2,500 to non-employee directors for each of the Board committees on which he serves in a capacity other than chairman. We also pay $1,500 and $1,000 to non-employee directors for each in-person attendance at Board of Directors and Board committee meetings, respectively, and $750 and $500 to non-employee directors for each participation in Board of Directors and Board committee meetings by telephone, respectively. Non-employee members of our Board of Directors were also entitled to receive $500 per hour for ad hoc consultancy, as approved in writing by our Chief Executive Officer or the Chairman of our Board of Directors except as otherwise negotiated.

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We also reimburse each member of our Board of Directors for out-of-pocket expenses incurred in connection with attending Board of Directors and Board committee meetings.

Equity Compensation

Our annual equity compensation for our non-employee directors in 2012 was as follows: (1) the non-employee Chairman of the Board of Directors receives an option to purchase 30,000 shares; (2) our other non-employee directors receive an option to purchase 25,000 shares; (3) the non-employee chairman of each of our Board committees receives an option to purchase 5,000 shares; and (4) each non-employee director receives an option to purchase 2,500 shares for each Board committee on which he serves in a capacity other than as the chairman. New directors receive an option to purchase 30,000 shares upon joining our Board. Each option vests in four equal annual installments from the date of grant.

Notwithstanding the above, consistent with additional options granted to our named executive officers, each member of the Board of Directors retained after the corporate restructuring in July 2012 received additional options grants of 35,000 shares, and Dr. Michael Weiser received an additional option grant of 17,500 shares as the newly-appointed Chairman of the Board of Directors.

The following table shows 2012 compensation for our non-employee directors.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
Kevan Clemens	$73,434	$148,882	$222,316
Roger Stoll	69,067	118,450	187,517
Michael Weiser	70,822	132,303	203,125
William Rueckert	69,567	118,450	188,017
Norman Hardman(3)	26,233	7,551	33,784
Johnson Y.N. Lau(3)	33,605	8,810	42,415

(1) Fees reflect amounts expensed in 2012 for fee payments made in 2012 or subsequently.
(2) The reported amounts represent the aggregate grant date fair value computed in accordance with ASC 718. All assumptions made regarding the valuation of equity awards can be referenced in Note 1 to the financial statements contained in this report.
(3) Drs. Hardman and Lau resigned from the Board effective July 9, 2012.

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Equity Compensation Plan Information

The following table provides information as of December 31, 2012 for all equity compensation plans then in effect.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrant and rights	(b) Weighted-average exercise price of outstanding options, warrant and rights	(c) Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by our stockholders:
2004 Stock Plan	7,076,070	$3.97	2,246,196
Equity compensation plans not approved by our stockholders:
None	-	-	-

Certain Transactions with Related Persons

Our Code of Business Conduct and Ethics governs potential conflicts of interests, including transactions with our employees, officers and directors and their affiliates. Our policy regarding transactions with affiliates is that they should be made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All transactions between us and our officers, directors, principal stockholders and their affiliates will be approved by our Audit Committee or a majority of the disinterested directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties. For the year ended December 31, 2012, we had no transactions in which we were a participant where the amount involved exceeded $120,000 and one or more of our officers, directors, principal stockholders or their affiliates had a direct or indirect material interest.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors and persons who beneficially own more than 10% of our outstanding common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These officers, directors and stockholders are required by regulations under the Exchange Act to furnish us with copies of all forms they file under Section 16(a).

Based solely on our review of the copies of forms we have received, we believe that during the fiscal year ended December 31, 2012 all of our officers, directors and stockholders described above complied with all Section 16(a) requirements.

Householding Matters

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice and this Proxy Statement may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement either now or in the future, please contact our Corporate Secretary either by calling (704) 341-1516 or by writing to our Corporate Secretary at our principal executive offices located at 3530 Toringdon Way, Suite 200, Charlotte, North Carolina 28277. Upon written or oral request to our Corporate Secretary, we will provide a separate copy of this Proxy Statement. In addition, security holders sharing an address can request delivery of a single copy of a proxy statement if you are receiving multiple copies upon written or oral request to our Corporate Secretary at the address and telephone number stated above.

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Deadline for Receipt of Stockholder Approvals

Stockholders may present proposals for action at an annual meeting of stockholders only if they comply with the proxy rules established by the SEC, applicable Delaware law and our bylaws. No stockholder proposals were received for consideration at our 2013 Annual meeting of stockholders.

Under SEC rules, in order for a stockholder proposal to be included in our proxy solicitation materials for our 2014 annual meeting of stockholders, it must be delivered to our Corporate Secretary at our principal executive offices by January 1, 2014; provided, however, that if the date of the 2014 annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after June 11, 2014, notice by the stockholder must be delivered not later than the close of business on the later of the 90th day prior to the 2014 annual meeting or the 10th day following the day on which public announcement of the date of the 2014 annual meeting is first made.

Under our bylaws, and as permitted by the rules of the SEC, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to our Corporate Secretary at our principal executive offices. We must receive notice of a stockholder’s intention to introduce a nomination or to propose an item of business at our 2014 annual meeting no earlier than February 15, 2014 and no later than March 17, 2014; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after June 11, 2014, notice by the stockholder must be delivered not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the date on which public announcement of the date of such meeting is first made. Any such notice shall set forth the following as to each matter the stockholder proposes to bring before the meeting: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and, if such business includes a proposal to amend our bylaws, the language of the proposed amendment; (c) the name and address, as they appear on our books, of the stockholder proposing such business; (d) the class and number of our shares that are beneficially owned by such stockholder; (e) a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business; and (f) any material interest of the stockholder in such business.

Under SEC rules, management’s proxy holders for the 2014 annual meeting will have discretion to vote proxies given to them on any stockholder proposal of which we do not have notice prior to February 11, 2014.

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Other Matters

We do not know of any other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors recommends.

THE BOARD OF DIRECTORS

Dated: May       , 2013

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Driving Directions to Annual Meeting

Chelsea Therapeutics, Inc.
3530 Toringdon Way, Suite 200
Charlotte, NC 28277

From Charlotte Douglas Airport

Head east on Airport Loop/Josh Birmingham Pkwy 1.8 mi.; Take the ramp onto Billy Graham Pkwy 4.1 mi.; Continue on W Woodlawn Rd (signs for Rock Hill) 243 ft.; Slight right to merge onto I-77 S/US-21 S 3.3 mi.; Take exit 2 for I-77/I-485/US-21 toward James G Martin Frwy 0.6 mi.; Keep right at the fork, follow signs for I-485/Pineville and merge onto I-485 E 6.5 mi.; Take exit 61 for US-521 toward Johnston Rd 0.2 mi.; Keep left at the fork to turn left at Johnston Rd/US-521 and continue 0.4 mi.; Turn right at Toringdon Way and proceed approximately 500 feet, then bear right; Destination will be straight ahead.

From I-77 South:

Take exit 2 for I-77/I-485/US-21 toward James G Martin Frwy 0.6 mi.; Keep right at the fork, follow signs for I-485/Pineville and merge onto I-485 E 6.5 mi.; Take exit 61 for US-521 toward Johnston Rd 0.2 mi.; Keep left at the fork to turn left at Johnston Rd/US-521 and continue 0.4 mi.; Turn right at Toringdon Way and proceed approximately 500 feet, then bear right; Destination will be straight ahead.

From I-77 North:

Take exit 1 to merge onto I-485 E 7.0 mi.; Take exit 61 for US-521 toward Johnston Rd 0.2 mi.; Keep left at the fork to turn left at Johnston Rd/US-521 and continue 0.4 mi.; Turn right at Toringdon Way and proceed approximately 500 feet, then bear right; Destination will be straight ahead.

From I-85 North:

Turn left to merge onto I-85 N 12.8 mi.; Take exit 30 to merge onto I-485 S 16.4 mi.; Take exit 61 for US-521 toward Johnston Rd 0.2 mi.; Keep left at the fork to turn left at Johnston Rd/US-521 and continue 0.4 mi.; Turn right at Toringdon Way and proceed approximately 500 feet, then bear right; Destination will be straight ahead.

From I-85 South:

Take exit 48 to merge onto I-485 S toward US-29 31.0 mi.; Take exit 61A toward Johnston Rd 0.3 mi.; Merge onto Johnston Rd/NC-3655 and continue 0.4 mi.; Turn right at Toringdon Way and proceed approximately 500 feet, then bear right; Destination will be straight ahead.

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CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Chelsea Therapeutics International, Ltd., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 1, 2013, and hereby appoints Joseph G. Oliveto and J. Nick Riehle and each of them proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2013 Annual Meeting of Stockholders of Chelsea Therapeutics International, Ltd., to be held on Tuesday, June 11, 2013 at 9:00 a.m., local time, at the corporate headquarters of Chelsea Therapeutics International, Ltd. located at 3530 Toringdon Way, Suite 200, Charlotte, NC 28277 and any adjournment(s) thereof, and to vote all common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth.

Both of such attorneys or substitutes (if both are present and acting at said meeting or any adjournment(s) thereof, or, if only one shall be present and acting, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED (1) FOR THE LISTED NOMINEES IN THE ELECTION OF DIRECTORS, (3) FOR THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION, AS AMENDED, TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 100,000,000 SHARES TO 200,000,000 SHARES, AND (3) FOR THE APPROVAL, ON AN ADVISORY BASIS, OF EXECUTIVE COMPENSATION, AND (4) FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2013 FISCAL YEAR.

Proposals—The Board of Directors recommends a vote FOR all the nominees listed and FOR the following Proposals.

1.	Election of Directors:	01 – Michael Weiser	02 – Kevan Clemens	03 – Roger Stoll
04 – William Rueckert

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees

☐	For all EXCEPT – To withhold a vote for one or more nominees, mark the	01	02	03	04
	box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐

2.              Proposal to approve an amendment to the Company’s Certificate of Incorporation, as amended, to increase the number of authorized shares of our common stock available for issuance from 100,000,000 shares to 200,000,000 shares.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.          Proposal to approve, on an advisory basis, the compensation of the named executive officers as discussed in the proxy statement for the 2013 Annual Meeting of Stockholders.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.          Proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other matter(s) which may properly come before the meeting and at any adjournment(s) thereof.

Authorized signatures—Sign here—This section must be completed for your instructions to be executed.

(This proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears on the stockholder’s stock certificate(s), and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

Dated: ___________________________, 2013

Signature:

Printed Name:

Signature:

Printed Name:

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

The undersigned, for purposes of amending the Certificate of Incorporation, as amended (the “Certificate”) of Chelsea Therapeutics International, Ltd., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST:           The name of the corporation is Chelsea Therapeutics International, Ltd. (the “Corporation”).

SECOND:      The Certificate was filed with the Office of the Secretary of State of the State of Delaware on June 17, 2005.

THIRD:          The Certificate is hereby amended by deleting the text of Article IV, Section 1 in its entirety and replacing it with the following:

Section 1. Authorized Shares. The Corporation shall have the authority to issue Two Hundred Five Million (205,000,000) shares of capital stock, of which Two Hundred Million (200,000,000) shares shall be designated Common Stock (“Common Stock”), par value $0.0001 per share, and of which Five Million (5,000,000) shares shall be designated Preferred Stock (“Preferred Stock”), $0.0001 par value per share.

FOURTH:      The foregoing amendment was duly adopted by the Board of Directors and by the stockholders of the Corporation in accordance with the applicable provisions of Sections 211 and 242 of the General Corporation Law of the State of Delaware.

FIFTH:           This Certificate of Amendment shall be deemed effective upon its filing with the Secretary of State of the State of Delaware.

* * * * * * *

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Corporation, does hereby execute this Certificate of Amendment to the Certificate of Incorporation this      day of June, 2013.

CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

By:
Name:
Title: